FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE INCREASES DIVIDEND 7%

BLOOMFIELD HILLS, MI, May 9, 2013 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that its Board of Directors has approved a cash dividend of $0.15 per share for the first quarter of 2013. The dividend is payable on June 3, 2013, to shareholders of record on May 20, 2013.

“Based on the strength of our financial performance, cash flow generation and continued confidence we have in the retail automotive environment, we are pleased to offer our shareholders a 7% increase in the quarterly dividend,” said Penske Automotive Group President Robert H. Kurnick.

About Penske Automotive
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 342 retail automotive franchises, representing over 40 different brands and 30 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 174 franchises in 18 states and Puerto Rico and 168 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 16,700 employees.

Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales potential and outlook. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters or other disruptions that interrupt the supply of vehicles or parts to us; changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2012, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

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Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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